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                                    EXHIBIT 1

                              CONSULTING AGREEMENT

         AGREEMENT dated as of 15th day of July 2004 by and between Scantek Medical Inc., a Delaware corporation, with an address at 4B Wing Drive, Cedar Knolls, NJ 07927 (the "Company") and Robert Rubin, with an address at 25 Highlands Blvd., Dix Hills, NY 11746 (the "Consultant").

                                   WITNESSETH

         WHEAREAS, the Company had previously engaged the services of the Consultant pursuant to a Consulting Agreement dated as of the 17th day of September 2003 by and between the Company and the Consultant (the "2003 Consulting Agreement"); and

         WHEREAS, the Company and the Consultant desire to enter into this Agreement to set forth new terms and conditions with respect to the Company's engagement of the Consultant and terminate the 2003 Consulting Agreement, as of the date of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants of the parties which are hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged,

         IT IS AGREED:

         1. Recitals Adopted. The parties hereto adopt as part of this Agreement each of the recitals contained above in the WHEREAS clauses, and agree that such recitals shall be binding upon the parties hereto by way of contract and not merely by way of recital or inducement; and such clauses are hereby confirmed and ratified as being true and accurate by each party as to itself.

         2. Termination. The parties hereby mutually consent to the termination of the 2003 Consulting Agreement, which termination shall be effective as of the date of this Agreement and as a result of which all of the provisions of the 2003 Consulting Agreement shall no longer be in force and effect and the 2003 Consulting Agreement shall be deemed to be null and void.

         3. Engagement.

            A. Upon the terms and conditions which are hereinafter set forth, the Company hereby retains the Consultant as an advisor and consultant to the Company and its officers and directors to provide services, including, but not limited to, the following (the "Consulting Services"):

               i. Business development and business advertising;

               ii. Strategic alliances;

               iii. Introducing the Company to banks, lenders and other financing sources;


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               iv. Advising the Company in connection with management, marketing and financing strategy;

               v. Provide advice in structuring business acquisitions and assisting the Company in negotiations for the acquisition of Merger Candidates; and

               vi. Such other matters as the Company shall from time to time request.

            B. The Consultant shall not be required to devote any minimum number of weeks, days, or hours to the affairs of the Company during the term of this Agreement; provided, however that the Consultant shall devote such time, attention and energies to the business of the Company, as the Consultant determines in the exercise of his good faith determination.

         4. Term.

            A. The term of this Agreement shall commence as of July 15, 2004 and shall continue for a period of thirty-six (36) months until July 14, 2007 (the "Term"). The Company shall have the right to terminate the Consultant for Cause as defined in Article "11" of this Agreement.

            B. This Agreement may be extended by the mutual written agreement of the parties.

         5. Compensation. The Consultant shall provide the Consulting Services as partial consideration for the issuance of one million (1,000,000) shares of Common Stock of the Company to the Consultant and his designees. The shares when issued to the Consultant and/or his designees will be duly authorized, validly issued and outstanding, fully paid and non assessable and will not be subject to any liens or encumbrances. If the Consultant is terminated for any reason, including, but not limited to, for Cause, the Consultant shall keep all of the aforesaid shares of Common Stock.

         6. Costs and Expenses. The Consultant shall be responsible for all expenses that the Consultant may incur in performing the Consulting Services pursuant to this Agreement including, but not limited to, travel expenses, third party expenses, copy and mailing expenses unless otherwise pre-approved in writing by Company.

         7. Due Diligence. The Company shall supply and deliver to the Consultant all information relating to the Company's business as may be reasonably requested by the Consultant to enable the Consultant to make an assessment of the Company and its business prospects and provide the Consulting Services.

         8. Best Efforts Basis. The Consultant agrees that he will, at all times, faithfully and in a professional manner perform all of the duties that may be reasonably required of, and from, the Consultant pursuant to the terms of this Agreement. The Consultant does not guarantee that his efforts will have any impact upon the Company's business or that there will be any specific result or improvement from the Consultant's efforts.


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         9. Company's Right to Approve Transactions.

            A. The Company expressly retains the right to approve, in its sole discretion, each and every transaction introduced by the Consultant that involves the Company as a party to any agreement. The Consultant and the Company mutually agree that the Consultant is not authorized to enter into agreements on behalf of the Company. It is mutually understood and agreed that the Company is not obligated to accept any recommendations or close any transactions submitted by the Consultant.

            B. The Consultant agrees to provide the Company for approval, in his sole and absolute discretion, a reasonable time in advance, any documents which are intended to be utilized by the Consultant with respect to his services pursuant to this Agreement, or otherwise. The Company will carefully and thoroughly review all such material including without limitation material provided by the Company to the Consultant and intended to be used by the Consultant, as to the accuracy of the contents thereof and will promptly notify the Consultant in writing of any inaccuracies or changes to be made with respect thereto.

            10. Non-Exclusive Services. The Company acknowledges that the Consultant is currently providing services of the same or similar nature to other parties and the Company agrees that the Consultant is not prevented or barred from rendering services of the same nature or a similar nature to any other individual or entity. The Consultant understands and agrees that the Company shall not be prevented or barred from retaining other persons or entities to provide services of the same or similar nature as those provided by the Consultant. The Consultant will take reasonable steps to determine and to advise the Company of his position with respect to any activity, employment, business arrangement or potential conflict of interest which may be relevant to this Agreement, but Consultant shall not be obligated to conduct an exhaustive review of his activities or those of his clients to determine whether or not such a conflict exists.

            11. Cause. For purposes of this Agreement, the term "Cause" shall be limited to: (A) willful malfeasance or gross negligence; (B) the Consultant's fraud, misappropriation or embezzlement; (C) the Consultant's failure to perform such duties which are reasonably assigned by the Board of Directors of the Company, provided such duties are customary and appropriate for his consulting obligations to the Company; or (D) the Consultant's default, violation of, or failure to perform any provision of this Agreement; provided however that any termination shall be subject to (i) the Consultant's receipt of written notice (the "Default Notice") from the Company specifying the failure or default and
(ii) the Consultant's (a) failure to cure such default within ten (10) days after receipt of the Default Notice or (b) if it is a default which cannot, with due diligence, be cured within ten (10) days, the Consultant's failure to institute within ten (10) days steps reasonably necessary to remedy such default and thereafter diligently prosecutes same to completion.

            12. Representations, Warrants and Covenants of the Consultant. The Consultant represents, warrants and covenants to the Company as follows:

                A. The Consultant has the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions which are provided for herein.


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                B. The business and operations of the  Consultant  have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect the Consultant or his properties, assets, businesses or prospects. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Consultant or cause an acceleration under any arrangement, agreement or other instrument to which the Consultant is a party or by which any of his assets are bound. The Consultant has performed in all respects all of his obligations which are, as of the date of this Agreement, required to be performed by the Consultant pursuant to the terms of any such agreement, contract or commitment.

                C. The execution,  delivery and  performance of this  Agreement:
(i) does not violate any agreement or undertaking to which the Consultant is a party or by which the Consultant may be bound and (ii) shall not result in the imposition of any restrictions or obligations upon the Consultant other than the restrictions and obligations imposed by this Agreement.

                D. The execution and delivery by the Consultant of this Agreement and the performance by the Consultant of his obligations hereunder and thereunder will not violate any provision of law, any order of any court or other agency of government, and will not result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any provision of any agreement or other instrument to which the Consultant, or any of his properties or assets, is bound.

                E. The Consultant has not entered into and is not subject to any agreement, including, but not limited, to any employment, noncompete, confidentiality or work product agreement which would (i) prohibit the execution of this Agreement, (ii) prohibit his engagement as a Consultant by the Company, or (iii) affect any of the provisions of, or his obligations pursuant to this Agreement.

                F. If, during the Term, any event occurs or any event known to the Consultant relating to or affecting the Consultant shall occur as a result of which (i) any provision of this Article "12" of this Agreement at that time shall include an untrue statement of a fact, or (ii) this Article "12" of this Agreement shall omit to state any fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading, the Consultant will immediately notify the Company pursuant to Paragraph "C" of Article "21" of this Agreement.

                G. The receipt of the Common Stock by the Consultant is for the Consultant's own account, is for investment purposes only, and is not view to, nor for offer or sale in connection with, the distribution the Common Stock. The Consultant is not participating and does not have a participation in any such distribution or the underwriting of any such distribution.

                H. The Consultant has no present intention of creating a market or participating or assisting in the creation of a market or in the promotion of a market for any securities of the Company.

                I. The Consultant has no present intention of selling or otherwise disposing of the Common Stock in violation of applicable securities laws.


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                J. The Consultant is aware that no federal or state governmental authority has made any finding or determination as to the fairness of an investment in the Common Stock, or any recommendation or endorsement with respect thereto.

                K. The Consultant is able to bear the economic risk of the investment in the Common Stock for an indefinite period of time, including the risk of total loss of such investment and the Consultant recognizes that an investment in the Common Stock involves a high degree of risk. The Consultant understands that the Common Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state and, therefore, cannot be sold unless they subsequently are registered under the Securities Act and any applicable state securities laws or exemptions from registration thereunder are available. The Consultant further understands that only the Company can take action to register the Common Stock.

                L. The Consultant is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

                M. The Consultant has such knowledge and experience in financial, investing and business matters as to be capable of evaluating the risks and merits of an investment in the Common Stock and protecting the Consultant's interests in connection with an investment in the Common Stock.

                N. The Consultant has had access to and an opportunity to inspect all relevant information relating to the Company sufficient to enable the Consultant to evaluate the merits and risks of his receipt of the Common Stock hereunder. The Consultant also has had the opportunity to ask questions of officers of the Company and has received satisfactory answers respecting, and has obtained such additional information as the Consultant has desired regarding, the business, financial condition and affairs of the Company.

                O. It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that the Company knew or had reason to know that any representation, warranty or covenant of the Consultant in this Agreement or furnished or to be furnished to the Company contained untrue statements.

                P. No representation or warranty of the Consultant which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, contains or shall contain any untrue statement of a material fact, omits or shall omit to state any material fact which is required to make the statements which are contained herein or therein, in light of the circumstances pursuant to which they were made, not misleading.

                Q. All representations, warranties and covenants made in or in connection with this Agreement shall continue in full force and effect during and after the Term of this Agreement, it being agreed and understood that each of such representations, warranties and covenants is of the essence of this Agreement and the same shall be binding upon the Consultant and inure to the Consultant, his successors and assigns.


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         13. Representations, Warrants and Covenants of the Company. The Company
represents, warrants and covenants to the Consultant as follows:

             A. The Company is a corporation with all requisite power and authority to carry on its business as presently conducted in all jurisdictions where presently conducted, to enter into this Agreement and to the transactions which are contemplated herein.

             B. The Company has the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions which are provided for herein. The execution of this Agreement by the Company and its delivery to the Consultant, and the consummation by it of the transactions which are contemplated herein have been duly approved and authorized by all necessary action by the Company's Board of Directors and no further authorization shall be necessary on the part of the Company for the performance and consummation by the Company of the transactions which are contemplated by this Agreement.

             C. The business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect the Company or its properties, assets, businesses or prospects. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Company or cause an acceleration under any arrangement, agreement or other instrument to which the Company is a party or by which any of its assets are bound. The Company has performed in all respects all of its obligations which are, as of the date of this Agreement, required to be performed by it pursuant to the terms of any such agreement, contract or commitment.

             D. The execution, delivery and performance of this Agreement: (i) does not violate any agreement or undertaking to which the Company is a party or by which the Company may be bound and (ii) shall not result in the imposition of any restrictions or obligations upon the Company other than the restrictions and obligations imposed by this Agreement.

             E. If, during the Term, any event occurs or any event known to the Company relating to or affecting the Company shall occur as a result of which
(i) any provision of this Article "13" of this Agreement at that time shall include an untrue statement of a fact, or (ii) this Article "13" of this Agreement shall omit to state any fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading, the Company will immediately notify the Consultant pursuant to Paragraph "C" of Article "21" of this Agreement.

             F. It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that the Consultant knew or had reason to know that any representation, warranty or covenant of the Company in this Agreement or furnished or to be furnished to the Consultant contained untrue statements.

             G. No representation or warranty of the Company which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, contains or shall contain any untrue statement of a material fact, omits or shall omit to state any material fact which is required to make the


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statements which are contained herein or therein,  in light of the circumstances pursuant to which they were made, not misleading.

             H. All representations, warranties and covenants made in or in connection with this Agreement shall continue in full force and effect during and after the Term of this Agreement, it being agreed and understood that each of such representations, warranties and covenants is of the essence of this Agreement and the same shall be binding upon the Company and inure to the Consultant, its successors and assigns.

         14. Nondisclosure of Confidential Information.

             A. As used in this Agreement, "Confidential Information" means information which is presented to the Consultant by the Company or developed, conceived or created by the Company, or disclosed to the Consultant or known by or conceived or created by the Consultant during the Term, with respect to the Company, its business or any of its products, processes, and other services relating thereto relating to the past, present or future business of the Company or any plans therefore, or relating to the past, present or future business of a third party or plans therefore which are disclosed to the Consultant. Confidential Information includes, but is not limited to, all documentation, hardware and software relating thereto, and information and data in written, graphic and/or machine readable form, products, processes and services, whether or not patentable, trademarkable or copyrightable or otherwise protectable, including, but not limited to, information with respect to discoveries; know-how; ideas; computer programs, source codes and object codes; designs; algorithms; processes and structures; product information; marketing information; price lists; cost information; product contents and formulae; manufacturing and production techniques and methods; research and development information; lists of clients and vendors and other information relating thereto; financial data and information; business plans and processes; documentation with respect to any of the foregoing; and any other information of the Company that the Company informs the Consultant or the Consultant should know, by virtue of its position or the circumstances in which the Consultant learned such other information, is to be kept confidential including, but not limited to, any information acquired by the Consultant from any sources prior to the commencement of the Consultant becoming a consultant to the Company.
Confidential Information also includes similar information obtained by the Company in confidence from its vendors, licensors, licensees, customers and/or clients. Confidential Information may or may not be labeled as confidential.

             B. Except as required in the performance of the Consultant's duties as a consultant, the Consultant will not, during or after the Term, directly or indirectly, use any Confidential Information or disseminate or disclose any Confidential Information to any person, firm, corporation, association or other entity. The Consultant shall take all reasonable measures and efforts to protect Confidential Information from any accidental, unauthorized or premature use, disclosure or destruction. The use of such measures and efforts shall not constitute a defense if any of the Confidential Information is not kept confidential in accordance with the terms of this Agreement. The foregoing prohibition shall not apply to any Confidential Information which: (i) was generally available to the public prior to such disclosure; (ii) becomes publicly available through no act or omission of the Consultant (iii) is disclosed as reasonably required in a proceeding to enforce the Consultant's


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rights  under this  Agreement or (iv) is disclosed as required by court order or applicable law.

             C. Upon termination of the Consultant for any reason, or at any time upon request of the Company, the Consultant agrees to deliver to the Company all materials of any nature which are in the Consultant's possession or control and which are or contain Confidential Information, Work Product or Work Products (hereinafter defined), or which are otherwise the property of the Company or any vendor, licensor, licensee, customer or client of the Company, including, but not limited to writings, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes.

             D. All copyrights, logos and other advertising materials, conceived by the Consultant specifically in connection with the consulting services rendered by Consultant for Company under this Agreement (alone or with others) during the Term ("Work Product") shall be the exclusive property of and assigned to the Company or as the Company may direct without compensation to the Consultant other than the compensation provided for herein. Any records with respect to the foregoing shall be the sole and exclusive property of the Company and the Consultant shall surrender possession of such records to the Company upon any suspension or termination of the Consultant. Any Work Product shall be deemed incorporated in the definition of Confidential Information for all purposes hereunder.

             E. The Consultant will not assert any rights with respect to the Company, its business, or any of its products, processes and other services relating thereto, Work Product or any Confidential Information as having been acquired or known by the Consultant prior to the commencement of the Consultant's engagement by the Company unless such rights are asserted in good faith and verified.

         15. Work Product

             A. The Consultant represents and warrants to the Company that all work that the Consultant performs, for or on behalf of the Company, and all work product that the Consultant produces, including, but not limited to, software, documentation, memoranda, ideas, designs, inventions, processes, algorithms, etc. (also "Work Product") will not knowingly infringe upon or violate any patent, copyright, trade secret or other property right of any other third party. Further, the Consultant will not disclose to the Company or use in any of the Consultant's Work Product any confidential or proprietary information belonging to others, unless both the owner thereof and the Company have consented to such disclosure and usage.

             B. The Consultant will promptly disclose to the Company all Work Products developed by the Consultant within the scope of the Consultant acting as a consultant to the Company or which relate directly to, or involve the use of, any Confidential Information including, but not limited to, all software, concepts, ideas and designs, and all documentation, manuals, letters, pamphlets, drafts, memoranda and other documents, writings or tangible things of any kind.


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             C. The Consultant  acknowledges  and agrees that all  copyrightable
Work Products prepared by the Consultant within the scope of the Consultant acting as a consultant to the Company are "works made for hire" and, consequently, that the Company owns all copyrights thereto subject to Company fulfilling the compensation obligations to Consultant as provided in this Agreement.

             D. The Consultant hereby assigns, transfers and conveys to the Company, without additional consideration, all of the Consultant's other rights, title and interest (including, but not limited to, all patent, copyright and trade secret rights) in and to all Work Products prepared by the Consultant, whether patentable or not, made or conceived, in whole or in part, by the Consultant within the scope of the Consultant acting as a consultant to the Company, or that relate directly to, or involve the use of, Confidential Information, subject to Company fulfilling its compensation obligations to Consultant as provided in this Agreement.

             E. The Consultant will, without additional compensation, execute all assignments, oaths, declarations and other documents requested by the Company to effect and further evidence the foregoing assignment, transfer and conveyance, and agrees to provide all reasonable assistance to the Company (at the Company's expense) to provide all information, documentation and assistance to the Company in perfecting, enforcing, defending or protecting any or all of the Company's rights in all Work Product.

         16. Indemnification by the Consultant.

             A. The Consultant shall indemnify, protect, defend and save and hold harmless the Company from and against any loss resulting to them from:

                i. All liabilities of the Consultant, whether accrued, absolute, contingent, or otherwise existing on the date of this Agreement;

                ii. Any and all losses, liabilities, costs, damages, or expenses which Company may suffer, sustain or incur arising out of or due to a breach by the Consultant of any covenant, representation or warranty made in this Agreement or from any misrepresentation and/or omission pursuant to this Agreement; and

                iii. Any and all claims or actions against the Company, and any and all costs, expenses, losses, including but not limited to, arbitration awards, civil judgments, reasonable attorney fees and costs, and court or arbitration fees and costs, arising out of any act, or any omission of Consultant in the performance of any duties or services, regardless of whether said claim or action against the Consultant is individually dismissed, prior to, or at the arbitration hearing or court proceeding. The Company, in its sole and absolute discretion, without the prior approval of the Consultant, may settle or compromise any claim at any time. In the event the Consultant wishes to disagree with such settlement, it may do so by filing a bond/or depositing into an escrow account for the benefit of the Company the amount of general damages alleged by the plaintiff or claimant against Company. In such event, the Company shall agree not to settle the claim without the consent of the Consultant.


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                iv. Any and all losses,  claims, damages or liabilities to which the Company may become subject under the Securities Act of 1933, as amended, (the "Act") or otherwise insofar as such losses, claims damages or liabilities (or actions in respect thereof) arise out of or are based upon violations of the Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder and upon any untrue statement or alleged untrue statement or the alleged omission to state therein a material fact required to be stated in any statements written or and made by the Consultant in performing any of the Consulting Services pursuant to this Agreement, subject to Company's obligations as set forth in Article "9" of this Agreement.

             B. The indemnification, which is set forth in this Article "16" of this Agreement shall be deemed to include not only the specific liabilities or obligations with respect to which such indemnity is provided, but also all reasonable costs, expenses, counsel fees, and expenses of settlement relating thereto, whether or not any such liability or obligation shall have been reduced to judgment.

             C. If any demand, claim, action or cause of action, suit, proceeding or investigation is brought against the Company and/or the Consultant to which the Company is entitled to indemnification by the Consultant pursuant to this Article "16" of this Agreement, the Company shall give prompt notice thereof to the Consultant in accordance with Paragraph "C" of Article "21" of this Agreement which notice shall contain a reasonably thorough description of the nature and amount of the claim of indemnification. Upon receipt of such notice, the Consultant shall use all reasonable efforts to assist in the vigorous defense of any such matter. The failure of the Company to notify the Consultant of any such demand, claim, action or cause of action, suit, proceeding or investigation shall not relieve the Consultant from any liability which he may have under this Article "16" of this Agreement except to the extent such failure to notify the Consultant prejudices the Consultant.

         17. Time Periods Not Limited. Any period of time set forth in this Agreement shall not be construed to permit the Consultant to engage in any of the prohibited acts set forth in this Agreement after such period if such acts would otherwise be prohibited by any applicable statute or legal precedent.

         18. Company. As used in this Agreement, "Company" shall mean Scantek Medical Inc., its successors and assigns, and any of its present or future subsidiaries or organizations controlled by it.

         19. Assignment. The rights granted hereunder to the Consultant are personal in nature. Any purported transfer of any such rights, by operation of law or otherwise, not specifically authorized pursuant to this Agreement shall be void and shall also constitute a breach of this Agreement; provided, however, the Consultant may assign all or a portion of the four million (4,000,000) shares of Common Stock issued to him pursuant to Article "5" of this Agreement to one or more persons or entities.

         20. Relationship. Except as provided for in this Agreement, neither party is the legal representative or agent of, or has the power to obligate the other for any purpose whatsoever; and no partnership, joint venture, agent, fiduciary, or employment relationship is intended or created by reason of this

Agreement. It is the intent of the parties hereto that the Consultant shall be an independent contractor of the Company and not an employee of the Company.

         21. Miscellaneous.

             A. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

             B. Enforceability. If any provision which is contained in this Agreement should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any State of the United States, such invalidity or unenforceability shall not affect any other provision of this Agreement. Instead, this Agreement shall be construed as if such invalid or unenforceable provisions had not been contained herein.

             C. Notices. Any notice or other communication required or permitted hereunder must be in writing and sent by either (i) certified mail, postage prepaid, return receipt requested and First Class mail, (ii) overnight delivery with confirmation of delivery, or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

         If to the Company:               Scantek Medical, Inc.
                                          4B Wing Drive
                                          Cedar Knolls, NJ 07927
                                          Attention: Dr. Zsigmond L. Sagi
                                          Facsimile No.: (973) 401-0459


         If to Consultant:                Robert Rubin
                                          25 Highlands Blvd.
                                          Dix Hills, NY 11746
                                          Facsimile No.: (631) 254-2136

or in each case to such other address and facsimile number as shall have last been furnished by like notice. If mailing is impossible due to an absence of postal service, and the other methods of sending notice set forth in this Paragraph "C" of this Article "21"of this Agreement are not otherwise available, notice shall be hand-delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered, as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date sent by facsimile if a copy of such notice is also mailed by first class mail on the date sent by facsimile; if the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice given.

             D. Governing Law; Disputes. This Agreement shall in accordance with
Section 5-1401 of the General Obligations Law of New York in all respects be construed, governed, applied and enforced under the internal laws of the State of New York without giving effect to the principles of conflicts of laws and be deemed to be an agreement entered into in the State of New York and made pursuant to the laws of the State of New York. The parties agree that they shall be deemed to have agreed to binding arbitration in New York, New York, with respect to the entire subject matter of any and all disputes relating to or arising under this Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been expressly provided for by other provisions of this Agreement. Any such arbitration shall be by a panel of three arbitrators and pursuant to the commercial rules then existing of the American Arbitration Association in the State of New York, County of New York. In all arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction. The parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrators shall be entitled to such costs and attorney's fees, if any, in connection with such arbitration as may be awarded by the arbitrators. In connection with the arbitrators' determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the factors and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom. In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party in a claim seeking monetary damages, unless the amount of the arbitration award exceeds the amount offered in a legally binding writing by the other party by fifteen percent (15%) or more. For example, if the party initiating arbitration ("A") seeks an award of $100,000 plus costs and expenses, the other party ("B") has offered A $50,000 in a legally binding written offer prior to the commencement of the arbitration proceeding, and the arbitration panel awards any amount less than $57,500 to A, the panel should determine that B has "prevailed". The parties specifically designate the courts in the City of New York, State of New York as properly having jurisdiction for any proceeding to confirm and enter judgment upon any such arbitration award. The parties hereby consent to and submit to personal jurisdiction over each of them by the courts of the State of New York in any action or proceeding, waive personal service of any and all process and specifically consent that in any such action or proceeding, any service of process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with Paragraph "D" of this Article "21" of this Agreement.

         The arbitration panel shall have no power to award non-monetary or equitable relief of any sort. It shall also have no power to award (a) damages inconsistent with any applicable agreement between the parties or (b) punitive damages or any other damages not measured by the prevailing party's actual damages; and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy which could not be made or imposed by a court deciding the matter in the same jurisdiction.

         Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

         All aspects of the arbitration shall be treated as confidential. The parties and the arbitration panel may disclose the existence, content or results of the arbitration only as provided in the rules of the American Arbitration Association in New York, New York. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interest.

             E. Construction. Each of the parties hereto hereby further acknowledges and agrees that (i) each has been advised by counsel during the course of negotiations; (ii) each counsel has had significant input in the development of this Agreement and (iii) this Agreement shall not, therefore, be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party whose attorney drafted this agreement.

             F. Entire Agreement. The parties have not made any representations, warranties or covenants with respect to the subject matter hereof which is not set forth herein, and this Agreement constitutes the entire agreement between them with respect to the subject matter hereof. All understandings and agreements heretofore had between the parties with respect to the subject matter hereof are merged in this Agreement which alone fully and completely expresses their agreement. This Agreement may not be changed, modified, extended, terminated or discharged orally, but only by an Agreement in writing, which is signed by all of the parties to this Agreement.

             G. Further Assurances. The parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to consummate, evidence, confirm or effectuate this Agreement and the intents and purposes hereof.

             H. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, personal representatives, successors and assigns.

             I. Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other breach of this Agreement.

             J. Counterparts.This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             K. Separate Counsel. The Consultant acknowledges having had separate counsel of his own selection acting on his behalf in connection with the negotiation, execution and consummation of this Agreement, and covenants that he alone shall be liable and responsible for and shall not look to the Company in connection with the fees and expenses of such separate counsel.

             L. Severability. The provisions of this Agreement shall be deemed separable. Therefore, if any part of this Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity or enforceability of the remainder of this Agreement.

         IN WITNESS WHEREOF, the parties to this Agreement have set their hands and seals or caused these presents to be signed of the day and year first above written.

                                           Scantek Medical, Inc.


                                           By: /s/ Zsigmond L. Sagi
                                               ---------------------------------
                                               Dr. Zsigmond L. Sagi, President



                                           /s/ Robert Rubin
                                           -------------------------------------
                                           Robert Rubin